Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 filed April 17, 2012) and related Prospectus of AutoZone, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated October 24, 2011 with respect to the consolidated financial statements of AutoZone, Inc., and the effectiveness of internal control over financial reporting of AutoZone, Inc., included in its Annual Report (Form 10-K) for the year ended August 27, 2011, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Memphis, Tennessee

April 17, 2012